Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8/A of Diabetic Treatment Centers of America, Inc. of our report dated July 11, 2007 relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-KSB of Diabetic Treatment Centers of America, Inc. for the year ended March 31, 2007.  Our report dated July 11, 2007 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ TEDDER, JAMES, WORDEN & ASSOCIATES, P.A.

Orlando, Florida
February 7, 2008